Appendix F

Deloitte Anjin LLC 9Fl., One IFC,
10, Gukjegeumyung-ro,
Youngdeungpo-gu, Seoul
150-945, Korea

Tel: +82 (2) 6676 1000 Fax: +82 (2) 6674 2114 www.deloitteanjin.co.kr

Independent Accountants’ Review Report

English Translation of a Report Originally Issued in Korean

To the Shareholders and the Board of Directors of

Woori Finance Holdings Co., Ltd.:

Report on the condensed separate financial statements

We have reviewed the accompanying condensed separate financial statements of Woori Finance Holdings Co., Ltd. (the “Company”). The condensed separate financial statements consist of the condensed separate statements of financial position as of June 30, 2014 and the related condensed separate statements of comprehensive income for the three months and six months ended June 30, 2014 and 2013, and the related condensed separate statements of changes in equity and cash flows, for the six months ended June 30, 2014 and 2013, respectively, all expressed in Korean won, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the condensed separate financial statements

The Company’s management is responsible for the preparation and fair presentation of the accompanying condensed separate financial statements and for such internal control as management determines is necessary to enable the preparation of condensed separate financial statements that are free from material misstatement, whether due to fraud or error.

Independent accountants’ responsibility

Our responsibility is to express a conclusion on the accompanying condensed separate financial statements based on our review.

We conducted our review in accordance with standards for review of interim financial statements in the Republic of Korea. A review is limited primarily to inquiries of company personnel and analytical procedures applied to financial data, and this provides less assurance than an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

Review conclusion

Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed separate financial statements of the Company are not presented fairly, in all material respects, in accordance with Korean International Financial Reporting Standards (“K-IFRS”) 1034, Interim Financial Reporting.

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”),

its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities.

DTTL (also referred to as “Deloitte Global”) does not provide services to clients.

Please see www.deloitte.com/about for a more detailed description of DTTL and its member firms.

Member of Deloitte Touche Tohmatsu Limited

Others

We audited the separate statement of financial position as of December 31, 2013 and the related separate statements of comprehensive income, changes in equity and cash flows for the year ended December 31, 2013, all expressed in Korean won, in accordance with auditing standards generally accepted in the Republic of Korea. We expressed an unqualified opinion in our independent auditors’ report dated on March 4, 2014. The condensed separate statement of financial position as of December 31, 2013 presented as a comparative purpose in the accompanying financial statements does not differ, in all material respects, from the audited separate statement of financial position as of December 31, 2013.

August 14, 2014

Notice to Readers

This report is effective as of August 14, 2014, the accountants’ review report date. Certain subsequent events or circumstances may have occurred between the accountants’ review report date and the time the report is read. Such events or circumstances could significantly affect the condensed separate financial statements and may result in modifications to the accountants’ review report.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2014 AND DECEMBER 31, 2013

	June 30, 2014	December 31, 2013
	(Korean won in millions)
ASSETS
Cash and cash equivalents (Notes 5 and 31)	1,890,348	45,524
Loans and receivables (Notes 4, 6, 8 and 31)	217,510	34,453
Available-for-sale financial assets (Notes 7 and 8)	4	—
Investments in subsidiaries and joint ventures (Note 9)	13,831,963	13,763,730
Premises and equipment (Notes 10 and 30)	225	288
Intangible assets (Note 11)	49	44
Current tax assets (Note 28)	—	138,005
Deferred tax assets (Note 28)	8,199	—
Other assets (Notes 12 and 31)	1,447	2,207
Assets held-for-sale (Note 13)	—	1,555,852
Assets directly associated with disposal group held for distribution to owners (Note 14)	—	2,441,809

Total assets	15,949,745	17,981,912

LIABILITIES
Debentures (Notes 4, 8 and 15)	3,545,001	3,505,025
Net defined benefit liability (Notes 16 and 31)	769	—
Current tax liabilities (Note 28)	193,372	—
Deferred tax liabilities (Note 28)	—	375,026
Other financial liabilities (Notes 4, 8, 17 and 31)	31,468	175,813
Other liabilities (Note 17)	1,084	889
Liabilities directly associated with disposal group held for distribution to owners (Note 14)	—	180,553

Total liabilities	3,771,694	4,237,306

EQUITY
Capital stock (Note 18)	3,381,392	4,030,077
Hybrid securities (Note 19)	498,407	498,407
Capital surplus (Note 18)	91,475	109,026
Other equity (Note 20)	(1,485,670)	(1,272)
Retained earnings (Note 21)	9,692,447	9,108,368

Total equity	12,178,051	13,744,606

Total liabilities and equity	15,949,745	17,981,912

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
	(Korean Won in millions, except for earnings per share data)
NET INTEREST EXPENSES (Notes 22 and 31)
Interest income	4,890	6,136	1,826	3,988
Interest expenses	(37,876)	(78,798)	(42,073)	(84,939)

	(32,986)	(72,662)	(40,247)	(80,951)

NET FEES AND COMMISSIONS INCOME (Notes 23 and 31)
Fees and commissions income	12,954	26,719	16,325	32,580
Fees and commissions expenses	(5,200)	(7,577)	(3,817)	(7,967)

	7,754	19,142	12,508	24,613

DIVIDEND INCOME (Notes 24 and 31)	—	194,527	7,543	254,081
REVERSAL OF IMPAIRMENT LOSS DUE TO CREDIT LOSS (Note 25)	—	4,626	2	2
ADMINISTRATIVE EXPENSES (Notes 26 and 31)	(8,795)	(16,786)	(13,393)	(23,648)

OPERATING INCOME (LOSS)	(34,027)	128,847	(33,587)	174,097

NON-OPERATING INCOME (LOSS) (Notes 27 and 31)	168,921	197,130	(390)	(1,081)
INCOME (LOSS) BEFORE INCOME TAX	134,894	325,977	(33,977)	173,016
INCOME TAX EXPENSES (INCOME) (Note 28)	(399,467)	(383,160)	28,212	28,279

NET INCOME (LOSS)	534,361	709,137	(62,189)	144,737

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX (Note 20)	(162)	(205)	175	(52)

Items that will not be reclassified to profit or loss	(163)	(206)	175	(52)

Remeasurement of employee benefits	(163)	(206)	175	(52)

Items that may be reclassified to profit or loss	1	1	—	—

Gain on available-for-sale financial assets	1	1	—	—

TOTAL COMPREHENSIVE INCOME (LOSS)	534,199	708,932	(62,014)	144,685

Basic and diluted earnings (loss) per share (Note 29)	733	911	(86)	161

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CHANGES IN EQUITY

FOR SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	Capital stock	Hybrid securities	Capital surplus	Other equity	Retained earnings	Total
	(Korean won in millions)
January 1, 2013	4,030,077	498,407	109,026	(1,467)	9,935,633	14,571,676
Dividends	—	—	—	—	(201,503)	(201,503)
Dividends of hybrid securities	—	—	—	—	(14,654)	(14,654)
Net income	—	—	—	—	144,737	144,737
Remeasurement of employee benefits	—	—	—	(52)	—	(52)

June 30, 2013	4,030,077	498,407	109,026	(1,519)	9,864,213	14,500,204

January 1, 2014	4,030,077	498,407	109,026	(1,272)	9,108,368	13,744,606
Dividends of hybrid securities	—	—	—	—	(14,654)	(14,654)
Changes due to distribution to owners	(648,685)	—	(17,548)	(1,483,848)	(110,404)	(2,260,485)
Expenses on stock issued	—	—	(3)	—	—	(3)
Changes in treasury shares	—	—	—	(345)	—	(345)
Net income	—	—	—	—	709,137	709,137
Remeasurement of employee benefits	—	—	—	(206)	—	(206)
Gain on available-for-sale financial assets	—	—	—	1	—	1

June 30, 2014	3,381,392	498,407	91,475	(1,485,670)	9,692,447	12,178,051

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	2014	2013
	(Korean Won in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	709,137	144,737
Adjustments to net income:	(706,822)	(144,024)
Income tax expenses (income)	(383,160)	28,279
Interest income	(6,136)	(3,988)
Interest expense	78,798	84,939
Dividend income	(194,527)	(254,081)
Retirement benefit	527	740
Depreciation	54	85
Amortization	7	4
Loss on disposal of premises and equipment	8	—
Impairment loss on assets held-for-sale	12,357	—
Reversal of impairment loss on credit loss	(4,626)	(2)
Gain on disposal of assets held-for-sale	(207,636)	—
Reversal of impairment loss on assets held-for-sale	(2,488)	—
Changes in operating assets and liabilities:	(127,260)	142,081
Decrease in loans and receivables	16,798	166,887
Decrease in other assets	728	771
Increase (decrease) in net defined benefit liability	3	(50)
Decrease in other financial liabilities	(144,999)	(25,276)
Increase (decrease) in other liabilities	210	(251)
Cash received from (paid for) operating activities:	259,517	20,084
Income tax received (paid)	138,005	(144,743)
Interest income received	3,290	3,946
Interest expense paid	(76,305)	(85,657)
Dividend income received	194,527	246,538

Net cash provided by operating activities	134,572	162,878

(Continued)

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (CONTINUED)

	2014	2013
	(Korean Won in millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Collection of loans	1,000	—
Disposal of premises and equipment	—	18
Disposal of assets held-for-sale	1,753,619	—
Acquisition in investments in subsidiaries	(68,233)	(69,647)
Acquisition of premises and equipment	—	(9)
Acquisition of intangible assets	(12)	(15)

Net cash provided by (used in) investing activities	1,686,374	(69,653)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of debentures	398,929	199,442
Redemption of debentures	(360,000)	(200,000)
Payment of dividends	—	(201,503)
Dividends paid for hybrid securities	(14,700)	(14,699)
Acquisition of treasury shares	(348)	—
Expenses on stock issued	(3)	—
Decrease due to distribution to owners	(21,856)	—

Net cash provided by (used in) financing activities	2,022	(216,760)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,822,968	(123,535)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD (Note 5)	67,380	236,400

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	1,890,348	112,865

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

NOTES TO SEPARATE FINANCIAL STATEMENTS

AS OF JUNE 30, 2014 AND DECEMBER 31, 2013

AND FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

1.	GENERAL

Woori Finance Holdings Co., Ltd. (hereinafter referred to “Woori Finance Holdings” or the “Company”) was incorporated on March 27, 2001, to manage the following five financial institutions: Woori Bank Co., Ltd., Kyongnam Bank Co., Ltd.,, Kwangju Bank Co., Ltd.,, Peace Bank of Korea (merged into Woori Bank on March 31, 2004) and Woori Investment Bank (merged into Woori Bank on July 31, 2003), whose shares were contributed to the Company by the Korea Deposit Insurance Corporation (the “KDIC”) in accordance with the provisions of the Financial Holding Company Act. As a result of its functional restructuring and privatization plan, the Company owns 6 subsidiaries including Woori Bank and 76 second-tier subsidiaries including Woori Credit Information Co., Ltd. as of June 30, 2014.

Upon its incorporation, the Company’s stock amounted to 3,637,293 million Won, consisting of 727,458,609 common shares (5,000 Won per share) issued. As a result of several capital increases, exercise of warrants, conversion rights and Spin-Off completed since incorporation, the Company’s stock amounts to 3,381,392 million Won, consisting of 676,278,371 common shares issued, as of June 30, 2014. The KDIC owns 385,285,578 shares out of total outstanding shares, representing 56.97% ownership of the Company.

On June 24, 2002, the Company listed its common shares on the Korea Exchange (“KRX”). On September 29, 2003, the Company registered with the Securities and Exchange Commission in the United States of America and listed its American Depositary Shares on the New York Stock Exchange.

2.	SIGNIFICANT BASIS OF PREPARATION AND ACCOUNTING POLICIES

(1)	Basis of presentation of financial statements

The Company’s condensed separate financial statements as of and for the three months and six months ended June 30, 2014 are prepared in accordance with Korean International Financial Reporting Standards (“K-IFRS”) 1034, Interim Financial Reporting. It is necessary to use the annual financial statements for the year ended December 31, 2013 for the understanding of the condensed separate financial statements.

The accompanying financial statements are the Company’s condensed separate financial statements in accordance with K-IFRS 1027, Separate Financial Statements.

Unless stated below, the accounting policies have been applied consistently with the annual separate financial statements in order to prepare the condensed separate financial statements for the six months ended June 30, 2014.

1)	The Company has newly adopted the following new standards that affected the accounting policies.

Amendments to K-IFRS 1032 – Financial Instruments: Presentation

The amendments to K-IFRS 1032 clarify the requirement for the offset presentation of financial assets and financial liabilities. That is, the right to offset must not be conditional on the occurrence of future events and can be exercised anytime during the contract periods. The right to offset is executable even in the case of default or insolvency. The adoption of the amendments has no significant impact on the Company’s separate financial statements.

Amendments to K-IFRS 1110, 1112 and 1027– Investment Entities

Investment Entities introduced an exception to the principle in K-IFRS 1110 Consolidated financial statement that all subsidiaries shall be consolidated. The amendments define an investment entity and require a parent that is an investment entity to measure its investment in particular subsidiaries at fair value through profit or loss instead of consolidating those subsidiaries in its consolidated financial statements. Also, the new disclosure requirements for investment entities in accordance with the amendments of K-IFRS 1110 have been introduced by consequential amendments to K-IFRS 1112, Disclosure of Interests in Other Entities, and K-IFRS 1027, Separate Financial Statements. The adoption of the amendments has no significant impact on the Company’s separate financial statements.

Amendments to K-IFRS 1039 – Financial Instruments: Recognition and Measurement

The amendments allowed the Company to use hedge accounting when, as a consequence of laws or regulations or the introduction of laws or regulations, the original counterparty to the hedging instrument is replaced by a central counterparty or an entity which is acting as counterparty in order to effect clearing by a central counterparty. The adoption of the amendments has no significant impact on the Company’s separate financial statements.

Enactment of K-IFRS 2121 – Levies

The enactment defines that the obligating event giving rise to the recognition of a liability to pay a levy is the activity that triggers the payment of the levy in accordance with the related legislation. The enactment has no significant impact on the Company’s separate financial statements.

In addition to the new amendments and enactments listed above, K-IFRS 1036, Impairment of Assets, had been amended to add clarifications about the disclosure requirement in relation to estimated recoverable amount for non-financial assets .The adoption of these amendments has no significant impact on the Company’s separate financial statements.

2)	The Company has not applied the following new and revised K-IFRSs that have been issued but are not yet effective:

Amendments to K-IFRS 1019 – Employee Benefits

If the amount of the contributions not subject to service period, the Company is permitted to recognize such contributions as a reduction in the service cost in the period in which the related service is rendered. The amendments are effective for the annual periods beginning on or after July 1, 2014.

The Company anticipates that the amendment listed above may not have significant impact on the Company’s separate financial statements.

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND ASSUMPTIONS

The significant accounting estimates and assumptions are continually evaluated and are based on historical experiences and various factors including expectations of future events that are considered to be reasonable. Actual results can differ from those estimates based on such definitions.

The significant judgments which management has made about the application of the Company’s accounting policies and key sources of uncertainty in estimate do not differ from those used in preparing the financial statements for the year ended December 31, 2013.

4.	RISK MANAGEMENT

The Company’s operating activity is exposed to various financial risks. The Company is required to analyze and assess the level of complex risks, and determine the permissible level of risks and manage such risks. The Company’s risk management procedures have been established to improve the quality of assets for holding or investment purposes by making decisions as how to avoid or mitigate risks through the identification of the source of the potential risks and their impact.

The Company has established an approach to manage the acceptable level of risks and reduce the excessive risks in financial instruments in order to maximize its profit given the risks present, for which the Company has implemented processes for risk identification, assessment, control, and monitoring and reporting.

The risk is managed by the risk management department in accordance with the Company’s risk management policy. The Risk Management Committee makes decisions on the risk strategies such as the avoidance of concentration on capital at risk and the establishment of acceptable level of risk.

(1)	Credit risk

Credit risk represents the possibility of financial loss incurred when the counterparty fails to fulfill its contractual obligations. The goals of credit risk management are to maintain the Company’s credit risk exposure to a permissible degree and to optimize its rate of return considering such credit risk.

1)	Credit risk management

In order to measure its credit risk, the Company considers the possibility of failure of its counterparties in performing their obligations, credit exposure to the counterparty, the related default risk, and the rate of default loss.

2)	Credit risk mitigation

The Company mitigates credit risk resulting from the obligor’s credit condition by using financial and physical collateral, guarantees, netting agreements and credit derivatives.

3)	Maximum exposure to credit risk

The Company’s maximum exposure to credit risk (recorded on the books) by customers and loan conditions is as follows (Unit: Korean won in millions):

	June 30, 2014
	Banks	Companies	Total
Loans and receivables neither overdue nor impaired	204,122	13,388	217,510
Loans and receivables overdue but not impaired	—	—	—
Impaired loans and receivables	—	—	—

Total	204,122	13,388	217,510

Provisions for credit loss	—	—	—

Net amount	204,122	13,388	217,510

	December 31, 2013
	Banks	Companies	Total
Loans and receivables neither overdue nor impaired	22,732	11,723	34,455
Loans and receivables overdue but not impaired	—	—	—
Impaired loans and receivables	—	4,624	4,624

Total	22,732	16,347	39,079

Provisions for credit losses	—	4,626	4,626

Net amount	22,732	11,721	34,453

All loans and receivables are maintained at or above the permissible level of credit rating except impaired loans and receivables as above

(2)	Market risk

Market risk is the possible risk of loss arising from trading activities in the volatility of market factors such as interest rates, stock prices and foreign exchange rates.

Market risk occurs as a result of changes in the interest rates and foreign exchange rates for financial instruments that are not yet settled, and all contracts are exposed to a certain level of volatility according to the changes in the interest rates, credit spreads, foreign exchange rates and the price of equity securities.

1)	Market risk management

For trading activities, the Company avoids, bears or mitigates risks by identifying the underlying source of the risks, measuring parameters and evaluating their appropriateness.

2)	Market risk measurement

The Company uses both a standard-based and an internal model-based approach to measure market risk. The standard-based approach is used to calculate individual market risk of owned capital while the internal model-based approach is used to calculate general capital market risk and to measure internal risk.

3)	Risk limit management

As of June 30, 2014 and December 31, 2013, the Company is not exposed to market risk in connection with trading activities.

4)	Sensitivity analysis of market risk

The Company performs the sensitivity analysis for both trading and non-trading activities. As of June 30, 2014 and December 31, 2013, the Company is exposed only to interest rate risk from non-trading activities.

Based on market risk sensitivity analysis of non-trading activities, Earning at Risk (“EaR”) and Value at Risk (“VaR”) are as follows (Unit: Korean won in millions):

June 30, 2014		December 31, 2013
EaR	VaR	EaR	VaR
(29,280)	(178,098)	(24,425)	(168,963)

The Company estimates and manages risks related to changes in interest rate due to the difference in the sensitivity of interest-yielding assets and liabilities. Cash flows related to principal amounts and interests from interest bearing assets and liabilities by maturity date are as follows (Unit: Korean won in millions):

		Total	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years
June 30, 2014	Debentures	3,966,779	136,192	363,393	327,441	246,047	2,250,235	643,471

December 31, 2013	Loans and receivables	1,032	—	—	—	1,032	—	—
	Debentures	3,934,006	396,771	33,143	132,736	659,952	2,055,157	656,247

(3)	Liquidity risk

Liquidity risk refers to the risk that the Company may encounter difficulties in meeting obligations from its financial liabilities.

1)	Liquidity risk management

Liquidity risk management prevents potential cash shortage as a result of mismatching use of funds (assets) and sources of funds (liabilities) or unexpected cash outflows. Among the financial liabilities on the separate statements of financial position, financial liabilities in relation to liquidity risk become the objects of liquidity risk management. Derivatives are excluded from those financial liabilities as they reflect expected cash flows for a pre-determined period.

The Company manages liquidity risk by identifying the maturity gap through various cash flows analysis (i.e. based on remaining maturity and contract period, etc.)

2)	Maturity analysis of non-derivative financial liabilities

Cash flows of principals and interests by remaining contractual maturities of non-derivative financial liabilities are as follows are as follows (Unit: Korean won in millions):

		Total	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years
June 30, 2014	Debentures	3,966,779	136,192	363,393	327,441	246,047	2,250,235	643,471
	Other financial liabilities	31,468	31,468	—	—	—	—	—

December 31, 2013	Debentures	3,934,006	396,771	33,143	132,736	659,952	2,055,157	656,247
	Other financial liabilities	175,813	175,813	—	—	—	—	—

The maturity analysis of non-derivative financial liabilities assumes that the contractual maturity is the same as the expected maturity.

(4)	Capital risk management

In accordance with regulation for financial holding companies, the Company calculates and manages the debt ratio as ‘total liability divided by total equity subtracting regulatory reserve for credit loss’; and calculates the dual leverage ratio as ‘total invested amount on subsidiaries divided by total equity subtracting regulatory reserve for credit loss’, for capital risk management purposes.

The debt ratio and the dual leverage ratio are as follows:

June 30, 2014		December 31, 2013
Debt ratio	Dual leverage ratio	Debt ratio	Dual leverage ratio
30.97%	113.59%	30.83%	129.07%

5.	CASH AND CASH EQUIVALENTS

Details of cash and cash equivalents are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Demand deposits	1,085,313	5,524
Time deposits	805,035	40,000

Total	1,890,348	45,524

Cash and cash equivalents on the statement of cash flows include the cash and cash equivalent directly associated with disposal group held for distribution to owners amounting to 21,856 million Won as of January 1, 2014 (Note 14).

6.	LOANS AND RECEIVABLES

(1)	Details of loans and receivables are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Loans	—	1,000
Provisions for credit loss	—	(2)
Receivables (*)	194,086	17,501
Provisions for credit loss	—	(4,624)
Accrued income	2,565	28
Refundable rent deposits	22,143	22,143
Present value discount on refundable deposits	(1,284)	(1,593)

Total	217,510	34,453

(*)	Receivables include receivables from subsidiaries due to consolidated tax return that are amounting to 193,381 million Won and 12,563 million Won as of June 30, 2014 and December 31, 2013, respectively (Note 28).

(2)	Details of changes in provisions for credit loss are as follows (Unit: Korean won in millions):

	For the six months ended June 30, 2014	For the year ended December 31, 2013
Beginning balance	4,626	5
Allowance (reversal) of provision	(4,626)	4,621

Ending balance	—	4,626

7.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

Details of AFS financial assets are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Equity securities stocks (*)	4	—

(*)	Acquired shares of KNB Financial Holdings and KJB Financial Holdings in exchange for the treasury stocks resulting from the spin-off.

8.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

(1)	Fair value hierarchy

The fair value hierarchy is determined by the levels of judgment involved in estimating fair values of financial assets and liabilities. The specific financial instruments characteristics and market condition such as volume of transactions and transparency are reflected to the market observable inputs. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value of its financial assets and financial liabilities. Fair value is measured based on the perspective of a market participant.

As such, even when market information is not readily available, the Company’s own assumptions reflect those the Company believes a market participant would use for measuring those specific assets or liabilities at the measurement date. The fair value measurement is described in the one of the following three levels used to classify fair value measurements:

•	Level 1—fair value measurements derived from quoted prices (unadjusted) in active markets for identical assets or liabilities. The types of financial assets or liabilities generally included in Level 1 are publicly traded equity securities.

•	Level 2— fair value measurements derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices). There are no securities classified into level 2 as of June 30, 2014.

•	Level 3— fair value measurements derived from valuation technique that include inputs for the asset or liability that are not based on observable market data (unobservable inputs). There are no securities classified into level 2 as of June 30, 2014.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to a fair value measurement in its entirety requires judgment and consideration of factors specific to the asset or liability.

(2)	Fair value hierarchy of financial assets measured at fair value are as follows (Unit: Korean Won in millions):

	June 30, 2014
	Level 1	Level 2	Level 3	Total
AFS financial assets	4	—	—	4

(3)	Fair value and book value of financial assets and liabilities measured at amortized costs are as follows (Unit: Korean won in millions):

		June 30, 2014		December 31, 2013
		Fair value	Book value	Fair value	Book value
Financial assets	Loans and receivables (*1)	217,510	217,510	34,453	34,453
Financial liabilities	Debentures (*2)	3,628,609	3,545,001	3,743,839	3,684,958
	Other financial liabilities (*1)	31,468	31,468	175,813	175,813

		3,660,077	3,576,469	3,919,652	3,860,771

(*1)	The Company believes there is no significant difference between the carrying amount and the fair value of the financial instruments.
(*2)	The fair value of debentures is estimated with a nonguaranteed discount rate of financial bond, and is classified into level 2. Debentures include 179,933 million Won that are classified into disposal group held for distribution to owners as of December 31, 2013 (Note 14).

9.	INVESTMENTS IN SUBSIDIARIES AND JOINT VENTURES

Investments in subsidiaries and joint ventures accounted for using the cost method are as follows (Unit: Korean won in millions):

Company	Country	Financial year end as of	June 30, 2014		December 31, 2013
			Ownership (%)	Carrying value	Ownership (%)	Carrying value
Woori Bank Co., Ltd.	Korea	Dec. 31	100.0	12,848,076	100.0	12,848,076
Kwangju Bank Co., Ltd. (*1)(*3)	”	Dec. 31	—	—	100.0	—
Kyongnam Bank Co., Ltd. (*1)(*3)	”	Dec. 31	—	—	100.0	—
Woori FIS Co., Ltd.	”	Dec. 31	100.0	35,013	100.0	35,013
Woori Investment & Securities Co., Ltd. (*2)(*4)	”	Dec. 31	—	—	37.9	—
Woori F&I Co., Ltd. (*2)(*4)	”	Dec. 31	—	—	100.0	—
Woori Asset Management Co., Ltd. (*2)(*4)	”	Dec. 31	—	—	100.0	—
Woori Private Equity Co., Ltd.	”	Dec. 31	100.0	34,246	100.0	34,246
Woori Financial Co., Ltd. (*2)(*4)	”	Dec. 31	—	—	52.0	—
Woori Aviva Life Insurance Co., Ltd. (*2)(*4)	”	Dec. 31	—	—	51.6	—
Woori FG Savings Bank (*2)(*4)	”	Jun. 30	—	—	100.0	—
Woori Finance Research Institute	”	Dec. 31	100.0	3,000	100.0	3,000
Woori Card Co., Ltd.	”	Dec. 31	100.0	773,748	100.0	773,748
Woori Investment Bank Co., Ltd. (*5)(*6)	”	Dec. 31	58.2	137,880	41.6	69,647

				13,831,963		13,763,730

(*1)	The subsidiaries were classified into assets directly associated with disposal group held for distribution to owners as of December 31, 2013 (Note 14).
(*2)	The subsidiaries were classified into assets held-for-sale as of December 31, 2013 (Note 13).
(*3)	The Company completed the spin-off of Kwangju Bank and Kyongnam Bank during the six months ended June 30, 2014 (Note 33).
(*4)	The Company completed the sales of those subsidiaries and joint ventures during the six months ended June 30, 2014 (Note 33).
(*5)	The Company participated in the rights offering of Woori Investment Bank Co., Ltd. by acquiring 68,233 million Won of shares during the six months ended June 30, 2014.
(*6)	During the six months ended June 30, 2014, the subsidiary has changed its financial year end date from March 31 to December 31.

10.	PREMISES AND EQUIPMENT

(1)	Details of premises and equipment are as follows (Unit: Korean won in millions):

	June 30, 2014
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,398	608	2,006
Accumulated depreciation	(1,282)	(499)	(1,781)

Net carrying value	116	109	225

	December 31, 2013
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,568	608	2,176
Accumulated depreciation	(1,413)	(475)	(1,888)

Net carrying value	155	133	288

(2)	Details of changes in premises and equipment are as follows (Unit: Korean won in millions):

	For the six months ended June 30, 2014
	Properties for business purposes	Structures in leased office	Total
Beginning balance	155	133	288
Disposals	(9)	—	(9)
Depreciation	(30)	(24)	(54)

Ending balance	116	109	225

	For the year ended December 31, 2013
	Properties for business purposes	Structures in leased office	Total
Beginning balance	254	135	389
Acquisitions	6	56	62
Disposals	(18)	—	(18)
Depreciation	(87)	(58)	(145)

Ending balance	155	133	288

11.	INTANGIBLE ASSETS

(1)	Details of intangible assets are as follows (Unit: Korean won in millions):

	June 30, 2014
	Computer software	Industrial property rights	Total
Acquisition cost	37	167	204
Accumulated amortization	(37)	(118)	(155)

Net carrying value	—	49	49

	December 31, 2013
	Computer software	Industrial property rights	Total
Acquisition cost	37	155	192
Accumulated amortization	(37)	(111)	(148)

Net carrying value	—	44	44

(2)	Details of changes in intangible assets are as follows (Unit: Korean won in millions):

For the six months ended June 30, 2014
Industrial property rights
Beginning balance	44
Acquisitions	12
Amortization	(7)

Ending balance	49

	For the year ended December 31, 2013
	Computer software	Industrial property rights	Membership deposit	Total
Beginning balance	1	17	15	33
Acquisitions	—	37	—	37
Disposals	—	—	(15)	(15)
Amortization	(1)	(10)	—	(11)

Ending balance	—	44	—	44

12.	OTHER ASSETS

Details of other assets are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Prepaid expenses	1,447	2,174
Net defined benefit asset (Note 16)	—	33

Total	1,447	2,207

13.	ASSETS HELD-FOR-SALE

(1)	Summary

In accordance with Public Funds Oversight Committee’s plan for the privatization of the Company on June 26, 2013. The Company classified the related assets and liabilities of Woori Investment Securities Co., Ltd, Woori Financial Co., Ltd., Woori F&I Co., Ltd., Woori Asset Management Co., Ltd., Woori Aviva Life Insurance and Woori FG Savings Bank into assets held for sale as of the end of December 31, 2013.

(2)	Detail of assets held for sale as of December 31, 2013 were as follows (Unit: Korean won in millions):

December 31, 2013
Assets held-for-sale (Note 33)
Investments in subsidiaries and joint venture	1,555,852

The Company measured the fair value of the assets held for sale based on the market approach reflecting current market values of the businesses. The total net fair value was the amount of final bid price less incidental cost for disposal amounting to 1,805,895 million Won as of December 31, 2013, and classified into level 1 in the fair value hierarchy.

The Company measured assets held for sale at the lower of its carrying value and fair value less costs to sell. The impairment loss recognized on assets held for sale amounted to 12,357 million Won and 306,437 million Won for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. Also, the Company recognized 2,488 million Won as reversal of impairment losses on assets held-for-sale for the six months ended June 30, 2014.

The Company completed the sale of shares of Woori Investment & Securities Co., Ltd., Woori Financial Co., Ltd., Woori F&I Co., Ltd., Woori Asset Management Co., Ltd., Woori Aviva Life Insurance Co., Ltd. and Woori FG Savings Bank Co., Ltd.. The Company recognized gains on disposal of assets held for sale amounting to 207,636 million Won for the six months ended June 30, 2014 (Note 27).

14.	DISPOSAL GROUP HELD FOR DISTRIBUTION TO OWNERS

(1)	Summary

In accordance with Public Funds Oversight Committee’s plan for the privatisation of Woori Finance Holdings Co., Ltd. on June 26, 2013, the Board of Directors of the Company approved the plan of spin-off of Kyongnam Bank Co., Ltd and Kwangju Bank Co., Ltd on August 27, 2013 (the “Spin-Off”). The Spin-Off is to take place through distributing of the shares of newly established companies which are receiving the investments to the shareholders of the Company. Therefore, the Company classified its assets and liabilities related to Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. into disposal group held for distribution to owners as of the end of December 31, 2013. The Spin-Off of those banks was completed on May 1, 2014, which was the originally planned date. As of June 30, 2014, there are not carrying value that classified disposal group held for distribution to owners.

(2)	Detail of disposal group held for distribution to owners, and the related liabilities associated with it, as of December 31, 2013 was as follows (Unit: Korean won in millions):

December 31, 2013
Disposal group held for distribution to owners
Cash and cash equivalents	21,856
Investments in subsidiaries and joint ventures	2,419,953

Total	2,441,809

Liabilities directly associated with disposal group held for distribution to owners
Debentures	179,933
Other liabilities	620

Total	180,553

The Company measured disposal group held for distribution to owners at the lower of its carrying value and the fair value less costs for distribution. In addition, the fair value of the disposal group held for distribution to owners has been measured based on the market approach and income approach.

Fair value less cost to distribute of disposal group held for distribution to owners was amounting to 3,286,389 million Won as of December 31, 2013 and classified into level 3 due to the valuation technique(s) used when measuring fair value and the inputs used in the valuation technique that were not observable in the market. The Company did not recognize any impairment loss related to the disposal group held for distribution to owners for the six months ended June 30, 2014 and for the year ended December 31, 2013.

A description of valuation techniques used for fair value measurement of the disposal group held for distribution to owners and the related significant unobservable input variables as of December 31, 2013 are as follows:

The Company considered the market approach and income approach for the measurement of fair value of Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. which had been classified to disposal group held for distribution to owners. Under the income approach, the discount cash flow method was applied and the present value of projected cash flows for the next 5 years and further periods, which were prepared based on the assumptions incorporating the expected long-term growth rate for banking industry and inflation rates, was calculated by applying the discount rates which represented the appropriate costs of capital for Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. Meanwhile, under the market approach, the market multiples that were reflecting the market values of companies similar to the Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. were considered. To measure the fair value of Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd., both methods were used comprehensively.

The key assumptions used under the income approach were as follows:

	Kwangju Bank	Kyongnam Bank
Projected period of cash flow (*1)	5 years	5 years
Perpetual growth rate	2.5%	2.5%
Discount rate (*2)	12.1%	12.1%

(*1)	The cash flow projections for Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. were based on various factors, such as historical financial information, market outlooks, long-term market growth rate, interest rates, and inflation rates, also incorporating managements’ latest budget and future operation plans.
(*2)	The discount rate used to discount the cash flows was based on the cost of capital assigned to Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd., which was derived using a Capital Asset Pricing Model (“CAPM”). The CAPM depends on inputs, such as risk-free rate and market risk premium to reflect the inherent systematic risk of the business being evaluated.

15.	DEBENTURES AND BORROWINGS

(1)	Details of debentures are as follows (Unit: Korean won in millions):

	Issuance date	Annual interest rate (%)	Maturity	June 30, 2014	December 31, 2013
Series 25-3rd bonds	Mar. 24, 2009	5.70	Mar. 24, 2014	—	150,000
Series 26th bonds	Mar. 31, 2009	6.36	Jan. 1, 2015	300,000	300,000
Series 29-2nd bonds	May 20, 2010	5.11	May 20, 2015	220,000	220,000
Series 30-2nd bonds	Aug. 3, 2010	4.97	Aug. 3, 2015	250,000	250,000
Series 31-2nd bonds	Nov. 9, 2010	4.32	Nov.9, 2014	150,000	150,000
Series 32nd bonds	Feb. 24, 2011	4.39	Feb. 24, 2014	—	50,000
Series 33rd bonds	Mar. 14, 2011	4.23	Mar. 14, 2014	—	160,000
Series 34-2nd bonds	May 24, 2011	4.22	May 24, 2016	100,000	100,000
Series 35-1st bonds	Aug. 25, 2011	4.04	Aug. 25, 2014	100,000	100,000
Series 35-2nd bonds	Aug. 25, 2011	4.08	Aug. 25, 2016	150,000	150,000
Series 36-2nd bonds	Oct. 28, 2011	4.16	Oct. 28, 2014	180,000	180,000
Series 36-3rd bonds	Oct. 28, 2011	4.30	Oct. 28, 2016	180,000	180,000
Series 37th bonds	Feb. 7, 2012	3.96	Feb. 7, 2017	100,000	100,000
Series 38th bonds	June 26, 2012	3.75	June 26, 2017	220,000	220,000
Series 39th bonds	Aug. 20, 2012	3.27	Aug. 20, 2017	250,000	250,000
Series 40th bonds	Oct. 30, 2012	3.03	Oct. 30, 2015	200,000	200,000
Series 41st bonds	Mar. 12, 2013	2.98	Mar. 12, 2018	200,000	200,000
Series 42nd bonds	July 26, 2013	3.53	July 26, 2018	50,000	50,000
Series 43-1st bonds	Sep. 27, 2013	3.85	Sep. 27, 2020	150,000	150,000
Series 43-2nd bonds	Sep. 27, 2013	3.97	Sep. 27, 2023	200,000	200,000
Series 44th bonds	Oct. 31, 2013	3.90	Oct. 31, 2020	150,000	150,000
Series 45th bonds	Jan. 23, 2014	3.58	Jan. 23, 2019	50,000	—
Series 46th bonds	Feb. 25, 2014	3.42	Feb. 25, 2019	350,000	—

Sub-total				3,550,000	3,510,000
Less: discounts on bonds payable				(4,999)	(4,975)

Total				3,545,001	3,505,025

All debentures are to be paid in full at maturity.

(2)	There is no borrowing outstanding as of June 30, 2014 and December 31, 2013. As of June 30, 2014, the Company has contracts of credit line with banks as follows (Unit: Korean won in millions):

	Annual interest rate (%)	Maturity	Line of credit
Hana Bank	CD(3M)+1.30	November 30, 2014	100,000
Kookmin Bank	CD(3M)+1.30	November 30, 2014	150,000

Total			250,000

16.	NET DEFINED BENEFIT LIABILITY

Employees and directors with one or more years of service are entitled to receive a payment upon termination of their employment, based on their length of service and rate of pay at the time of termination. The assets of the plans are measured at their fair value at the end of reporting date. The plan liabilities are measured by using the projected unit method, which takes account of projected earnings increases, using actuarial assumptions that give the best estimate of the future cash flows that will arise under the plan liabilities.

The Company is exposed to various risks through its defined benefit plan, and the most significant risks are as follows:

Volatility of Asset

The defined benefit obligation was estimated with a discount rate which is calculated based on the yield of high quality corporate bonds in Korea. A deficit may occur if the rate of return on plan assets falls short of the discount rate. The plan assets include equity instruments which are subject to volatility and risks.

Decrease in Yield of High Quality Bonds

A decrease in yield of high quality bonds may result in an increase in defined benefit liability although the increase in value of some debt securities would partially offset it.

Risk of Inflation

Defined benefit obligations are correlated to the inflation rate; the higher the inflation rate is, the higher the level of liabilities. As a result, a deficit may occur in the plan if inflation rates increase. The plan assets are less correlated to inflation since they mainly consist of debt securities with fixed rates and equity instruments.

(1)	Details of net defined benefit liability are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013 (*)
Defined benefit obligation	5,577	5,257
Fair value of plan assets	(4,808)	(5,290)

Net defined benefit liability (asset)	769	(33)

(*)	Excess of the fair value of the plan assets over retirement benefit obligation is recorded in other assets (Note 12).

(2)	Changes in defined benefit obligation are as follows (Unit: Korean won in millions):

	For the six months ended June 30, 2014	For the year ended December 31, 2013
Beginning balance	5,257	6,803
Current service cost	538	1,511
Interest expense	98	233
Remeasurement	237	(339)
Retirement benefit paid	(654)	(4,470)
Past service cost	—	470
Transfer from related parties	101	1,049

Ending balance	5,577	5,257

(3)	Changes in the plan assets are as follows (Unit: Korean won in millions):

	For the six months ended June 30, 2014	For the year ended December 31, 2013
Beginning balance	5,290	6,666
Interest income	109	254
Remeasurement	(34)	(82)
Employer’s contributions	—	1,509
Retirement benefit paid	(557)	(3,057)

Ending balance	4,808	5,290

(4)	Details of the plan assets are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Equity instruments	—	51
Deposits and others	4,808	5,239

Total	4,808	5,290

The actual returns on plan assets are 75 million Won and 172 million Won for the six months ended June 30, 2014 and for the year ended December 31, 2013, respectively.

(5)	The amounts recorded in the statement of comprehensive income in relation with the defined benefit plan are as follows (Unit: Korean won in millions):

	For the six months ended June 30, 2014	For the year ended December 31, 2013
Current service cost	538	1,511
Past service cost	—	470
Net interest income	(11)	(21)

Recognized as net expenses	527	1,960
Remeasurement	271	(257)

Recognized in comprehensive income(expenses)	798	1,703

(6)	Key actuarial assumptions used in the defined benefit liability assessment are as follows:

	June 30, 2014	December 31, 2013
Discount rate	3.45%	3.96%
Inflation rate	3.00%	3.00%
Future wage growth rate	5.18%	5.18%
Mortality ratio	Standard rate by Korea Insurance Development Institute
Retirement rate	Standard rate by Korea Insurance Development Institute

(7)	The sensitivity analysis related to changes in the actuarial assumptions used in the assessment of defined benefit obligation is as follows (Unit: Korean won in millions):

		Defined benefit obligation
		For the six months ended June 30, 2014	For the year ended December 31, 2013
Discount rate	Increase by 1% point	5,203	4,906
	Decrease by 1% point	5,998	5,650
Future wage growth rate	Increase by 1% point	5,996	5,650
	Decrease by 1% point	5,198	4,900

17.	OTHER FINANCIAL LIABILITIES AND OTHER LIABILITIES

Details of other financial liabilities and other liabilities are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Other financial liabilities
Account payables (*)	2,124	152,946
Accrued expenses	19,157	20,016
Dividend payables	2,604	2,649
Withholdings	7,583	202

Total	31,468	175,813

Other liabilities
Value added tax withheld	687	775
Others	397	114

Total	1,084	889

(*)	Account payables include payables to the Company’s subsidiaries due to consolidated tax return that are amounting to 9 million Won and 150,568 million Won as of June 30, 2014 and December 31, 2013 (Note 28).

18.	CAPITAL STOCK AND SURPLUS

(1)	The total number of authorized shares is as follows (Unit: Korean won except for shares):

	June 30, 2014	December 31, 2013
Authorized shares of common stock	2,400,000,000 shares	2,400,000,000 shares
Par value	5,000	5,000
Issued shares of common stock	676,278,371 shares	806,015,340 shares

(2)	Details of capital surplus are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Capital in excess of par value	91,474	109,025
Other capital surplus	1	1

Total	91,475	109,026

19.	HYBRID SECURITIES

The bond-type hybrid securities classified as equity are as follows (Unit: Korean won in millions):

	Issuance date	Maturity	Annual interest rate (%)	June 30, 2014	December 31, 2013
The 1st bond-type hybrid securities	Nov. 22, 2011	Nov. 22, 2041	5.91	310,000	310,000
The 2nd bond-type hybrid securities	Mar. 8, 2012	Mar. 8, 2042	5.83	190,000	190,000
Issuing expense				(1,593)	(1,593)

Total				498,407	498,407

Although these instruments have contractual maturity dates and stipulated contractual interest payments, the contractual agreements allow the Company to indefinitely extend the maturity date and defer the payment of interest without a modification of other terms of the instrument such as interest rate, etc. If the Company makes a resolution not to pay dividends on ordinary stocks, and then, the Company is able to be exonerated from interest payment on the hybrid securities.

20.	OTHER EQUITY

(1)	Details of other equity are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Accumulated other comprehensive income:
Gain on valuation of AFS	1	—
Remeasurement of net defined benefit liability	(1,464)	(1,258)
Sub-total	(1,463)	(1,258)
Changes due to distribution to owners (Note 14)	(1,483,848)	—
Treasury shares (*)	(359)	(14)

Total	(1,485,670)	(1,272)

(*)	The Group held 2,000 shares (14 million Won) of its treasury shares through having acquired as a buyback of odd-lot share when exchanging the shares of Woori Investment & Securities. The Company acquired 27,157 shares amounting to 345 million Won during the six months ended June 30, 2014 and holds 29,157 shares amounting to 359 million Won as of June 30, 2014.

(2)	Changes in accumulated other comprehensive income are as follows (Unit: Korean won in millions):

	January 1, 2014	Increase (decrease) on valuation	Reclassification adjustments	Income tax effect	June 30, 2014
Gain on valuation of AFS	—	1	—	—	1
Remeasurement of employee benefits	(1,258)	(271)	—	65	(1,464)

	January 1, 2013	Increase on valuation	Reclassification adjustments	Income tax effect	December 31, 2013
Remeasurement of employee benefits	(1,453)	257	—	(62)	(1,258)

21.	RETAINED EARNINGS

(1)	Details of retained earnings are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Earned surplus reserve	965,134	1,075,539
Voluntary reserve	8,032,768	8,656,858
Retained earnings carried forward	694,545	(624,029)

Total	9,692,447	9,108,368

(2)	In accordance with Article 27 of the Regulations for Supervision of Financial Holding Companies (“RSFHC”), if the estimated allowance for credit loss determined by K-IFRS for the accounting purpose is lower than those for the regulatory purpose required by RSFHC, the Company shall disclose such difference as the regulatory planned reserve for credit loss.

(3)	Regulatory reserve for credit loss is as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Beginning balance	67	858
Planned reserve provision (reversal) for credit loss	916	(791)

Ending balance	983	67

(4)	Reserve provided and net income after the reserve provided are as follows (Unit: Korean won in millions, except for earning per share):

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Reserve provided	857	916	(745)	(486)
Net income (loss) after the reserve provide	533,504	708,221	(61,444)	145,223
Earnings per share after the reserve provided (*)	732	910	(85)	162

(*)	Earnings per share after the planned reserve provided is calculated by deducting dividends on hybrid securities from net income after the reserve provided and is presented in Korean won.

22.	NET INTEREST EXPENSES

Details of interest income and expenses are as follows (Unit: Korean won in millions):

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Interest income
Interest income on deposits	4,735	5,818	1,464	3,264
Interest income on loans	—	9	11	22
Interest income on others	155	309	351	702

Sub-total	4,890	6,136	1,826	3,988

Interest expense
Interest expenses on debentures	(37,876)	(78,798)	(42,073)	(84,939)

Total	(32,986)	(72,662)	(40,247)	(80,951)

Interest income is generated from loans and receivables and interest expenses are charged on financial liabilities which are recorded at amortized cost.

23.	NET FEES AND COMMISSIONS INCOME

Details of fees and commissions income and expenses are as follows (Unit: Korean won in millions):

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Fees and commissions income
Brand royalty income	12,954	26,719	16,325	32,580
Fees and commissions expenses
Fee for legal advice	(10)	(56)	(92)	(182)
Other fees expense	(5,190)	(7,521)	(3,725)	(7,785)

Sub-total	(5,200)	(7,577)	(3,817)	(7,967)

Total	7,754	19,142	12,508	24,613

24.	DIVIDEND INCOME

Dividend income is as follows (Unit: Korean won in millions):

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Woori Bank Co., Ltd.	—	164,000	—	173,306
Kwangju Bank Co., Ltd.	—	—	—	19,892
Kyongnam Bank Co., Ltd.	—	—	—	23,769
Woori Investment & Securities Co., Ltd.	—	3,771	7,543	7,543
Woori F&I Co., Ltd.	—	19,600	—	22,974
Woori Financial Co., Ltd.	—	7,156	—	6,597

Total	—	194,527	7,543	254,081

25.	REVERSAL OF IMPAIRMENT LOSS DUE TO CREDIT LOSS

Reversal of impairment loss due to credit loss recognized are as follows (Unit: Korean won in millions):

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Reversal of provision for credit losses	—	4,626	2	2

26.	ADMINISTRATIVE EXPENSES

Details of administrative expenses are as follows (Unit: Korean won in millions):

			2014		2013
			Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Employee benefits	Short term employee benefits	Salaries	3,118	6,329	6,060	10,946
		Others	620	1,052	930	1,713
	Retirement benefits		264	527	371	740
	Termination benefits		—	—	771	771

	Sub-Total		4,002	7,908	8,132	14,170

Depreciation and amortization			30	61	46	89
Other administrative expenses	Traveling expenses		39	79	83	125
	Operating promotion expenses		192	375	315	667
	Rent		194	398	430	861
	Maintenance expense		126	261	207	431
	IT expenses		954	1,637	944	1,895
	Advertising		2,660	5,126	2,330	3,416
	Taxes and dues		22	70	39	172
	Insurance premium		77	153	76	150
	Others		499	719	791	1,672

	Sub-total		4,763	8,818	5,215	9,389

	Total		8,795	16,786	13,393	23,648

27.	NON-OPERATING INCOME AND LOSS

Details of other non-operating income and non-operating expenses as follows (Unit: Korean won in millions):

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Non-operating income:
Miscellaneous income	1,551	2,279	230	452
Gain on disposal of assets held-for-sale	167,740	207,636	—	—
Reversal of impairment losses on asset held-for-sale	—	2,488	—	—

Sub-Total	169,291	212,403	230	452

Non-operating expenses:
Loss on disposal of premises and equipment	(8)	(8)	—	—
Donation	(193)	(548)	(620)	(1,529)
Miscellaneous loss	(169)	(2,360)	—	(4)
Impairment loss on asset held-for-sale	—	(12,357)	—	—

Sub-Total	(370)	(15,273)	(620)	(1,533)

Non-operating income (loss)	168,921	197,130	(390)	(1,081)

28.	INCOME TAX

(1)	Income tax are as follows (Korean won in millions):

	For the six months ended June 30
	2014	2013
Current tax expense
Current tax expense for the current year	—	—
Adjustments recognized in the current period in relation to the current tax of prior periods	—	—

Sub-total	—	—

Deferred tax expense
Deferred tax expense relating to the origination and reversal of temporary differences	(383,225)	28,262
Deferred tax reclassified from other comprehensive income to net income	65	17

Sub-total	(383,160)	28,279

Income tax expenses (income)	(383,160)	28,279

(2)	Reconciling items between income before income tax and income tax expenses are as follows (Korean won in millions, except for effective tax rate):

	For the six months ended June 30
	2014	2013
Income before income tax	325,977	173,017
Tax calculated at statutory tax rate (*1)	78,424	41,408
Tax effect on reconciling items:
Non-taxable income	(40,529)	(50,288)
Non-deductible expenses	94	162
Effects on recognition of temporary differences due to investments in subsidiaries and joint ventures and losses carried forward not recognized in the prior year	—	27,936
Temporary differences due to investments in subsidiaries and joint ventures (*2)	(424,347)	—
Effects on the non-recognition of losses carried forward	12,754	—
Others	(9,556)	9,061

Sub-total	(461,584)	(13,129)

Income tax expense (income)	(383,160)	28,279
Effective tax rate (*3)	—	16.34%

(*1)	Applicable income tax rate are 1) 11% for below 200 million Won, 2) 22% for from 200 million Won to 20 billion Won, 3) 24.2% for above 20 billion Won.
(*2)	The Company is exempted from payment of tax in relation with the Spin-Off of Kyongnam Co., Ltd. and Kwangju Co., Ltd in accordance with the Restriction of Special Taxation act as amended on May 14, 2014. Thus, deferred tax liabilities which were recognized in 2013 have been reversed.
(*3)	The effective tax rate was not calculated since the tax expense was negative as of June 30, 2014.

(3)	Changes in deferred tax assets (liabilities) are as follows (Unit: Korean won in millions):

	January 1, 2014	Amount recognized in net income	Amount recognized in other comprehensive income	June 30, 2014
Investments in subsidiaries and joint ventures	(419,798)	419,798	—	—
Provisions for credit losses	1,106	(1,106)	—	—
Accrued expenses	1,992	(375)	—	1,617
Defined benefit liability	1,036	44	57	1,137
Plan assets	(1,055)	(60)	8	(1,107)
Depreciation	21	(4)	—	17
Losses carried forward	41,672	(35,137)	—	6,535

Total	(375,026)	383,160	65	8,199

	January 1, 2013	Amount recognized in net income	Amount recognized in other comprehensive income	December 31, 2013
Investments in subsidiaries and joint ventures	—	(419,798)	—	(419,798)
Provisions for credit loss	—	1,106	—	1,106
Accrued expenses	2,425	(433)	—	1,992
Defined benefit liability	1,318	(200)	(82)	1,036
Plan assets	(1,317)	242	20	(1,055)
Depreciation	18	3	—	21
Losses carried forward	—	41,672	—	41,672

Total	2,444	(377,408)	(62)	(375,026)

(4)	Deferred income tax liabilities were not recognized for the taxable differences associated with investments in subsidiaries where the Company was able to control the timing of the reversal of the temporary differences and it was probable that the temporary differences would not reverse in the foreseeable futures. Deferred income tax liabilities are not recognized for the taxable temporary differences of 6,886,176 million Won as of June 30, 2014 and December 31, 2013, respectively.

Deferred tax assets related to the losses carried forward amounting to 52,703 million Won are not recognized due to uncertainty of realization as of June 30, 2014.

(5)	Deductible tax losses carried forward are as follows (Korean won in millions):

Year incurred	Incurred (*1)	Expired	Remained	Expiration Date
2009	172,203	92,493	79,710	December 31, 2019	(*2)

(*1)	Incorporating adjustments based on the reported tax returns.
(*2)	The deductible period has been extended up to 10 years by the revised Corporate Tax Law.

(6)	Current tax assets and liabilities are as follows (Unit: Korean won in millions):

	June 30, 2014	December 31, 2013
Current tax assets (*)	—	138,005
Current tax liabilities (*)	193,372	—

(*)	The Company recognized receivables and payables which were to be received or paid according to consolidated tax return on behalf of the subsidiaries as of June 30, 2014 and December 31, 2014 (Notes 6 and 17).

29.	EARNINGS PER SHARE (EPS)

Basic EPS is calculated by earnings subtracting the dividends paid to holders of preferred stock and hybrid securities from the net income attributable to ordinary shareholders from the statements of comprehensive income and dividing by the weighted average number of common shares outstanding (Unit: Korean won in millions except for earnings per share and number of shares):

	2014		2013
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Net income (loss) on common shares	534,361	709,137	(62,189)	144,737
Dividend on hybrid securities	(7,357)	(14,654)	(7,357)	(14,654)
Net income (loss) attributable to common shareholders	527,004	694,483	(69,545)	130,084
Weighted average number of common shares outstanding (shares)	719,036,145	762,284,474	806,013,340	806,013,340
Basic EPS (Korean won)	733	911	(86)	161

Meanwhile, as there is no dilution effect for the six months ended June 30, 2014 and 2013, respectively, the Company’s diluted EPS is equal to its basic earnings per share.

30.	INSURANCE

The Company carries director and officer liability insurance and property insurance with Samsung Fire & Marine Insurance Co., Ltd. The insurance coverages are amounting to 50,000 million Won and 277 million Won, respectively, as of June 30, 2014

31.	RELATED PARTY TRANSACTIONS

Significant balances as of June 30, 2014 and December 31, 2013, and major transactions for the six months ended June 30, 2014 and 2013 between the Company and its related parties are as follows:

(1)	Related parties

Government related entity:	Korea deposit insurance corporation

Consolidated subsidiaries:

Woori Bank Co., Ltd., Woori FIS Co., Ltd., Woori Card Co., Ltd.,

Woori Private Equity Co., Ltd., Woori Finance Research Institute,

Woori Credit Information Co., Ltd., Woori America Bank,

Woori China Bank, Woori Russia Bank, P.T. Bank Woori Indonesia,

Woori Investment Securities (H.K.) Ltd.,

Woori Brazil Bank, Korea BTL Infrastructure Fund,

Woori Fund Service Co., Ltd., Woori Investment Securities Int’l Ltd.,

Sahn Eagles LLC,

Woori EL Co., Ltd., Woori Private Equity Fund,

Woori Bank principal and interest Trust, Woori Bank principal Trust,

KUMHO trust 1st Co.,Ltd. and 15 SPCs, Woori partner plus private equity 13th and 45 beneficiary certificates.

Joint ventures and associates:

Woori Renaissance Holdings,

Woori Blackstone Korea Opportunity Private Equity Fund I,

Korea Credit Bureau Co., Ltd., Woori Service Networks Co., Ltd.,

Korea Finance Security Co., Ltd., Kumho Tires Co., Ltd.,

Phoenix Digital Tech Co., Ltd.,

United PF 1st Corporate Financial Stability,

ChinHung International, Inc.,

Poonglim Co., Ltd., Ansang Tech Co., Ltd.,

Woori Columbus 1st Private Equity Fund, Hana Construction Co., Ltd.,

Samho International Co., Ltd.,

Force Tec Co., Ltd., STX Engine Co., Ltd., STX Corporation,

Osung LST Co., Ltd., Woori Saudara Bank

(2)	Receivables and payables with consolidated subsidiaries are as follows (Unit: Korean won in millions):

		June 30, 2014	December 31, 2013
Receivables	Woori Bank	20,859	20,550	Refundable rent deposits
		1,890,348	67,380	Cash and cash equivalents (*2)
		2,565	28	Interest receivables
		1,284	1,593	Prepaid expenses
		179,993	236	Account receivables
		4,808	5,290	Retirement plan assets
	Kyongnam Bank (*1)	—	9	Account receivables
	Kwangju Bank (*1)	—	7	Account receivables
	Woori Investment & Securities (*1)	—	2	Account receivables
	Woori FIS	—	873	Account receivables
	Woori Private Equity	—	226	Account receivables
	Woori Asset Management(*1)	—	616	Account receivables
	Woori Financial (*1)	—	1,000	Loans
		—	(2)	Provisions for credit loss
	Woori Credit Information	492	233	Account receivables
	Woori AMC(*1)	—	1,324	Account receivables
	Woori Investment Bank Co., Ltd.	—	15	Account receivables
	Woori Finance Research Institute	113	—	Account receivables
	Woori Card	12,783	9,324	Account receivables
		—	308	Prepaid expenses

		2,113,245	109,012

Payables	Woori Bank	—	134,827	Accounts payables
	Kyongnam Bank (*1)	—	5,445	Accounts payables
	Kwangju Bank (*1)	—	8,865	Accounts payables
	Woori Investment & Securities (*1)	—	114	Accounts payables
	Woori F&I (*1)	—	1,515	Accounts payables
	Woori FIS	459	425	Accounts payables
	Woori Private Equity	2	—
	Woori Fund Service	—	2	Accounts payables
	Woori FG Savings Bank (*1)	—	35	Accounts payables
	Woori Finance Research Institute	—	1,312	Accounts payables
	Woori Card	129	162	Accounts payables

		590	152,702

(*1)	Excluded from the consolidated subsidiaries due to the sale of their shares or Spin-Off completed during the six months ended June 30, 2014.
(*2)	This amount of cash and cash equivalent includes the amount classified as directly associated with disposal group held for distribution to owners as of December 31, 2013(Note 14).

(3)	Receivables and payables with related parties other than consolidated subsidiaries are as follows (Unit: Korean won in millions):

		June 30, 2014	December 31, 2013
Receivables	Woori Aviva Life Insurance Co., Ltd. (*)	—	4,624	Account receivables
		—	(4,624)	Provisions for credit loss

(*)	Excluded from the related parties due to the sale of its shares during the six months ended June 30, 2014.

(4)	Financing transactions with related parties are as follows (Unit: Korean won in millions):

		January 1, 2014	Increase	Decrease	June 30, 2014
Woori Financial (*)	Receivables	1,000	—	(1,000)	—
	Provisions for credit loss	(2)	—	2	—

		January 1, 2013	Increase	Decrease	December 31, 2013
Woori Financial (*)	Receivables	1,000	—	—	1,000
	Provisions for credit loss	(5)	—	3	(2)

(*)	Excluded from the consolidated subsidiaries due to the sale of its shares during the six months ended June 30, 2014.

(5)	Transactions with consolidated subsidiaries (Unit: Korean won in millions):

		For the six months ended June 30
		2014	2013
Revenue	Woori Bank	18,856	25,156	Brand royalty income
		5,818	2,646	Interest on deposits
		309	699	Interest related to leasehold deposits
		164,000	173,306	Dividends
		367	80	Non-operating income
	Kyongnam Bank (*)	642	905	Brand royalty income
		—	107	Interest income on deposits
		45	—	Non-operating income
		—	23,769	Dividends
	Kwangju Bank (*)	403	586	Brand royalty income
		—	266	Interest income on deposits
		—	19,892	Dividends
		73	—	Non-operating income
	Woori Financial (*)	164	354	Brand royalty income
		9	22	Interest on loans
		7,156	6,597	Dividends
		3	2	Reversal of impairment
	Woori FIS	332	301	Brand royalty income
		196	105	Non-operating income
	Woori F&I (*)	52	63	Brand royalty income
		19,600	22,974	Dividends
	Woori Investment & Securities(*)	4,014	3,772	Brand royalty income
		—	93	Non-operating income
		3,771	7,543	Dividends
	Woori Asset Management (*)	22	35	Brand royalty income
	Woori Private Equity	7	8	Brand royalty income
	Woori FG Savings Bank (*)	34	11	Brand royalty income
	Woori Finance Research Institute	—	3	Other interest
	Woori Investment Bank	169	—	Non-operating income
		210	—	Brand royalty income
	Woori Credit Information	38	36	Brand royalty income
	Woori Fund Service	5	2	Brand royalty income
	Woori AMC (*)	17	24	Brand royalty income
	Woori Futures (*)	36	46	Brand royalty income
	Woori Card	1,155	555	Brand royalty income

		227,503	289,958

(*)	Excluded from the consolidated subsidiaries due to the sale of their shares and the Spin-Off completed during the six months ended June 30, 2014. The transactions occurred when the companies still were consolidated subsidiaries.

		For the six months ended June 30
		2014	2013
Expenses	Woori Bank	236	390	Maintenance expenses
		309	699	Rent
		(109)	(126)	Retirement benefit
		9	—	Service fees
		6	25	Other fees
	Woori FIS	1,484	1,552	Service fees
	Woori Finance Research Institute	3,600	3,600	Other fees
	Woori Card	308	—	Advertising
		12	—	Other fees

		5,855	6,140

(6)	Transactions with related parties other than consolidated subsidiaries are as follows (Unit: Korean won in millions):

		For the six months ended June 30
		2014	2013
Revenue	Woori Aviva Life Insurance Co., Ltd. (*)	731	724	Brand royalty income

(*)	Excluded from the related parties due to the sale of its shares during the six months ended June 30, 2014.

(7)	Compensations to managements are as follows (Unit: Korean won in millions):

	For the six months ended June 30
	2014	2013
Short term employee benefits	1,204	2,611
Retirement benefits	93	69

	1,278	2,680

32.	NON-CASH TRANSACTION

The non-cash transaction which is excluded from the statements of cash flows is as below (Unit: Korean won in millions):

	For the six months ended June 30
	2014	2013
Dividend Payable	45	45

33.	PROMOTING PRIVATIZATION PLAN

As of June 26, 2013, the Korean Government, through the Public Fund Oversight Committee (the “PFOC”) of the Financial Service Commission, announced its latest plan to privatize the Company and its subsidiaries and the disposal of the Korean government’s interests in the Company, which is held through the KDIC, after a series of transactions.

On March 20, 2014, the Company completed the sales of the shares of Woori Financial Co., Ltd. to KB Financial Group Inc. Subsequently, the Company completed the sales of the shares of Woori Asset Management Co., Ltd. to Kiwoom Securities Co., Ltd. on May 2, 2014 and the sales of the shares of Woori F&I Co., Ltd. to Daishin Securities Co., Ltd. on May 7, 2014, respectively. Also, the Company completed the sales of the shares of Woori Investment Securities Co., Ltd., Woori Aviva Life Insurance Co., Ltd., and Woori FG Savings Bank Co., Ltd. to Nonghyup Financial Holdings Inc. on June 27, 2014.

Meanwhile, the Company completed the Spin-Off of Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. as of May 1, 2104, originally planned date. On July 28, 2014, the extraordinary shareholders’ meeting of the Group approved the merger of Woori Financial Holdings and Woori Bank. In accordance with the approval, the planned date would be November 1, 2014.

34.	AGREEMENT ON THE IMPLEMENTATION OF A MANAGEMENT PLAN

(1)	Since December 30, 2000, three subsidiaries of the Company, Woori Bank Co., Ltd., Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd., and the KDIC have entered into agreements to implement management plans. Under the agreements, the three subsidiaries are obligated to improve their respective financial ratios, such as Bank of International Settlements (“BIS”) capital ratio, general and administrative ratio, non-performing loan rate and adjusted operating income per person. If the three subsidiaries fail to make improvements, the KDIC can enforce the three subsidiaries to increase or decrease their capital, pursue mergers, transfer of loans and deposits, or close or sell parts of their business operations.

(2)	Since July 2, 2001, the Company and the KDIC have entered into an agreement whereby the Company would integrate the aforementioned subsidiaries, Woori Bank Co., Ltd., Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd., and improve their performances. The agreement stipulates that the Company should build a governance and management structure plan, implement a short-term business improvement strategy, enhance subsidiaries’ competitiveness, expedite privatization, meet the financial ratio targets, and dispose of business units in case the plan fails.

(3)	In addition, on July 2, 2001, in order to implement the aforementioned agreements, the Company and its three subsidiaries entered management implementation agreements. Pursuant to the agreements, the three subsidiaries should meet management goals given by the Company, consult with the Company about material business decisions before execution, and prepare and implement a detailed business plan in conformity with the Company’s business strategies. If the three subsidiaries fail to implement the management plan, the Company may order the three subsidiaries to limit sales of the specific financial products, investments in premises and equipment, promotion of new business or new equity investment, or to close or merge their branch operations and subsidiaries.

(4)	Meanwhile, Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. were excluded from the Company’s consolidation scope due to the Spin-off as of May 1, 2014. Therefore in accordance with the article 10 of the agreements to implement management plans, the agreements between the Company and two companies have terminated on the same date.